Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

THIRD QUARTER 2015 FINANCIAL RESULTS

Regular Quarterly Dividend of $0.39 Per Share Declared for Fourth Quarter

Board of Directors Declares Special Cash Dividend of $0.04 Per Share

EVANSTON, Ill., November 5, 2015 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions primarily to lower middle-market companies based in the United States, today announced its financial results for the third quarter ended September 30, 2015.

Third Quarter 2015 Financial Highlights

•	Total investment income of $13.6 million

•	Net investment income of $7.1 million, or $0.43 per share

•	Adjusted net investment income of $6.7 million, or $0.41 per share(1)

•	Net increase in net assets resulting from operations of $5.5 million, or $0.34 per share

•	Invested $12.2 million in debt and equity securities, including investments in one new portfolio company

•	Received proceeds from sales and realizations of $4.1 million

•	Paid regular quarterly dividend of $0.39 per share on September 25, 2015

•	Net asset value (NAV) of $246.3 million, or $15.12 per share, as of September 30, 2015

Management Commentary

“Our portfolio delivered solid results in the third quarter with adjusted net investment income increasing 21% over the third quarter of last year,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “We believe this quarter’s results are a good illustration of the overall health of our portfolio, underwriting discipline and focus on investment quality. Despite pockets of uncertainty, our target lower middle market remains relatively healthy overall with good deal flow driven, in part, by strong M&A activity. In this environment, by selectively focusing on businesses that we believe will perform well over the long term, we remain well positioned to continue advancing our goal of delivering stable and growing dividends to our stockholders.”

(1)	Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Third Quarter 2015 Financial Results

For the three months ended September 30, 2015, total investment income was $13.6 million, an increase of $2.2 million, or 19.7%, over the $11.3 million of total investment income for the three months ended September 30, 2014. The increase was primarily attributable to a $2.6 million increase in interest income resulting largely from higher average levels of debt investments outstanding, which was offset by a $0.1 million decrease in dividend income due to lower average levels of income producing equity investments outstanding and a $0.3 million decrease in fee income resulting from lower levels of investment activity during the three months ended September 30, 2015, as compared to the three months ended September 30, 2014.

For the three months ended September 30, 2015, total expenses, including income tax provision, were $6.5 million, an increase of $0.8 million or 14.2%, over the $5.7 million of total expenses, including income tax provision, for the three months ended September 30, 2014. Interest and financing expenses for the three months ended September 30, 2015 were $2.4 million, an increase of $0.5 million or 23.5%, compared to $1.9 million for the three months ended September 30, 2014 as a result of higher average balances of SBA debentures outstanding during 2015 and interest and commitment fees related to the credit facility. The base management fee increased $0.5 million, or 30.7%, to $1.9 million for the three months ended September 30, 2015 due to higher average total assets less cash and cash equivalents for the three months ended September 30, 2015 than the comparable period in 2014. The incentive fee for the three months ended September 30, 2015 was $1.4 million, a $0.1 million, or 3.5%, an increase from the $1.3 million incentive fee for the three months ended September 30, 2014 which was the result of a $0.3 million increase in the income incentive fee to $1.7 million and the reversal of previously accrued capital gains incentive fees totaling $0.3 million during the 2015 period compared to a capital gains incentive fee reversal of less than $0.1 million during the same period in 2014. The administrative service fee, professional fees and other general and administrative expenses totaled $0.8 million for the three months ended September 30, 2015 compared to a total of $0.9 million for the three months ended September 30, 2014.

Net investment income for the three months ended September 30, 2015 was $7.1 million, which was an increase of $1.4 million, or 25.3%, compared to net investment income of $5.6 million during the three months ended September 30, 2014 as a result of the $2.2 million increase in total investment income and the $0.8 million increase in total expenses, including income tax provision.

For the three months ended September 30, 2015, the total realized gain on investments was $1.6 million. During the three months ended September 30, 2015, we recorded a net change in unrealized depreciation on investments of $3.2 million attributable to (i) the reversal of net unrealized appreciation on investments of $0.1 million related to the exit or sale of investments, resulting in unrealized depreciation, (ii) net unrealized depreciation of $4.1 million on debt investments and (iii) net unrealized appreciation of $1.0 million on equity investments.

Fidus’ net increase in net assets resulting from operations during the three months ended September 30, 2015, was $5.5 million, or $0.34 per share, an increase of $0.2 million, or 3.5%, compared to a net increase in net assets resulting from operations of $5.3 million, or $0.38 per share, during the three months ended September 30, 2014.

Per share results for the third quarter ended September 30, 2015 are based on weighted average shares outstanding of 16.3 million, compared to 13.8 million weighted average shares outstanding for the third quarter of 2014, an increase of 17.6%. This increase reflects the common equity offering Fidus completed in September 2014 and shares sold under the at-the-market offering.

Portfolio and Investment Activities

As of September 30, 2015, Fidus had debt and equity investments in 48 portfolio companies with a total fair value of $428.2 million, or approximately 99% of cost. The average portfolio investment on a cost basis was $9.0 million and Fidus held equity ownership in 83.3% of its portfolio companies. During the third quarter ended September 30, 2015, Fidus made investments of $12.2 million, including investments in one new portfolio company and received proceeds from sales and realizations of $4.1 million. As of September 30, 2015, the weighted average yield on debt investments (excluding any debt investments on non-accrual) was 13.4%.

Third quarter 2015 investment activity included the following new portfolio company investments:

•	Vanguard Dealer Services, L.L.C., a provider and administrator of finance and insurance products and services to automobile dealerships. Fidus invested $8.0 million in subordinated notes and common equity and committed $2.5 in additional subordinated notes.

Fidus had investments in one portfolio company on non-accrual status as of September 30, 2015, which represented 1.0% of the portfolio cost and 0.1% of the portfolio fair value as of that date.

Liquidity and Capital Resources

At September 30, 2015, Fidus had $17.7 million in cash and cash equivalents. SBA debentures outstanding were $190.2 million and unfunded SBA commitments totaled $34.8 million as of September 30, 2015. Fidus had $14.5 million of borrowings outstanding on its senior secured revolving credit facility as of September 30, 2015. The weighted average interest rate on debt outstanding as of September 30, 2015 was 4.2%.

Subsequent Events

•	On October 15, 2015, Fidus invested in inthinc Technology Solutions, Inc., a provider of vehicle telematics solutions to large enterprise fleet operators. Fidus invested $8.5 million in subordinated notes with a royalty right agreement, which was a partial funding of a $10.0 million note commitment.

•	On October 26, 2015, Fidus invested in Cavallo Bus Lines Holdings, LLC, a large motor coach operator based in the Midwest that provides charter bus services to clients primarily in the education, athletic and tour end markets. Fidus invested $8.3 million in subordinated notes.

•	On October 29, 2015, Fidus made a follow-on investment of $5.0 million in the subordinated notes of Carlson Systems Holdings, Inc.

Fourth Quarter 2015 Dividend of $0.39 Per Share Declared

On November 2, 2015, the Company’s Board of Directors declared a regular quarterly dividend of $0.39 per share for the fourth quarter of 2015 payable on December 18, 2015 to stockholders of record as of December 4, 2015. In addition, the Board of Directors declared a special cash dividend of $0.04 per share payable on December 11, 2015 to stockholders of record as of November 27, 2015.

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2015 taxable income, as well as the tax attributes for 2015 dividends, will be made after the close of the 2015 tax year. The final tax attributes for 2015 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not “opted out” of the DRIP at least three days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Third Quarter 2015 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, November 6, 2015. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 8461775.

A live webcast of the conference call will be available at http://investor.fdus.com/events.cfm. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on November 6, 2015 until 11:59pm ET on November 9, 2015 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 8461775. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which the Company generally defines as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’ investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in Fidus’ filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(In thousands, except shares and per share data)

	September 30, 2015	December 31,
	(unaudited)	2014
ASSETS
Investments, at fair value
Control investments (cost: $11,217 and $10,460, respectively)	$419	$4,244
Affiliate investments (cost: $92,564 and $81,979, respectively)	99,499	86,200
Non-control/non-affiliate investments (cost: $327,568 and $298,899, respectively)	328,324	305,911

Total investments, at fair value (cost: $431,349 and $391,338, respectively)	428,242	396,355
Cash and cash equivalents	17,708	29,318
Interest receivable	5,466	4,460
Deferred financing costs (net of accumulated amortization of $3,524 and $2,784, respectively)	4,577	4,567
Prepaid expenses and other assets	1,129	887

Total assets	$457,122	$435,587

LIABILITIES
SBA debentures	$190,200	$173,500
Borrowings under credit facility	14,500	10,000
Accrued interest and fees payable	744	2,853
Due to affiliates	5,197	5,395
Taxes payable	—	328
Accounts payable and other liabilities	173	248

Total liabilities	210,814	192,324

Commitments and contingencies (Note 7)
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 16,285,128 and 16,051,037 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively)	16	16
Additional paid-in capital	246,856	243,008
Undistributed net investment income	12,806	12,433
Accumulated net realized (loss) gain on investments, net of taxes and distributions	(8,630)	(15,999)
Accumulated net unrealized appreciation (depreciation) on investments	(4,740)	3,805

Total net assets	246,308	243,263

Total liabilities and net assets	$457,122	$435,587

Net asset value per common share	$15.12	$15.16

See Notes to Consolidated Financial Statements (unaudited).

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(In thousands, except shares and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Investment income:
Interest income
Control investments	$—	$—	$220	$—
Affiliate investments	2,668	2,406	7,509	7,163
Non-control/non-affiliate investments	10,080	7,722	29,058	21,822

Total interest income	12,748	10,128	36,787	28,985
Dividend income
Control investments	—	—	—	—
Affiliate investments	262	31	336	92
Non-control/non-affiliate investments	236	576	457	1,405

Total dividend income	498	607	793	1,497
Fee income
Control investments	(10)	—	—	—
Affiliate investments	143	10	301	398
Non-control/non-affiliate investments	155	562	1,257	1,567

Total fee income	288	572	1,558	1,965
Interest on idle funds and other income	23	17	56	17

Total investment income	13,557	11,324	39,194	32,464

Expenses:
Interest and financing expenses	2,388	1,934	6,821	5,482
Base management fee	1,920	1,469	5,575	4,227
Incentive fee	1,366	1,320	4,522	3,015
Administrative service expenses	362	496	1,077	1,289
Professional fees	230	218	889	828
Other general and administrative expenses	227	228	983	981

Total expenses	6,493	5,665	19,867	15,822

Net investment income before income taxes	7,064	5,659	19,327	16,642
Income tax provision	14	32	9	62

Net investment income	7,050	5,627	19,318	16,580

Net realized and unrealized gains (losses) on investments:
Realized gains on affiliate investments	1,531	—	1,531	166
Net realized gains (losses) on non-control/non-affiliate investments	86	(6,692)	5,363	(4,940)
Net change in unrealized (depreciation) appreciation on investments	(3,234)	6,366	(8,124)	318
Income tax benefit (provision) from realized gains on investments	54	—	54	(17)

Net gain (loss) on investments	(1,563)	(326)	(1,176)	(4,473)

Net increase in net assets resulting from operations	$5,487	$5,301	$18,142	$12,107

Per common share data:
Net investment income per share-basic and diluted	$0.43	$0.41	$1.19	$1.20

Net increase in net assets resulting from operations per share-basic and diluted	$0.34	$0.38	$1.12	$0.88

Dividends declared per share	$0.39	$0.48	$1.17	$1.24

Weighted average number of shares outstanding - basic and diluted	16,268,328	13,832,769	16,172,454	13,784,936

See Notes to Consolidated Financial Statements (unaudited).

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and nine months ended September 30, 2015 and 2014.

	($ in thousands) Three months ended September 30, (unaudited)		($ in thousands) Nine months ended September 30, (unaudited)
	2015	2014	2015	2014
Net investment income	$7,050	$5,627	$19,318	$16,580
Capital gains incentive fee (reversal) expense	(313)	(66)	(236)	(866)

Adjusted net investment income	$6,737	$5,561	$19,082	$15,714

	(Per share) Three months ended September 30, (unaudited)		(Per share) Nine months ended September 30, (unaudited)
	2015	2014	2015	2014
Net investment income	$0.43	$0.41	$1.19	$1.20
Capital gains incentive fee (reversal) expense	(0.02)	—	(0.01)	(0.06)

Adjusted net investment income (1)	$0.41	$0.40	$1.18	$1.14

(1)	Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee (reversal) expense amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Edward H. Ross	Jody Burfening
Chief Executive Officer	LHA
Fidus Investment Corporation	(212) 838-3777
847-859-3940	jburfening@lhai.com